EXHIBIT 5.1
FAEGRE & BENSON LLP
2200 Wells Fargo Center, 90 South Seventh Street
Minneapolis, Minnesota 55402-3901
Telephone 612-766-7000
Fax 612-766-1600
July 26, 2007
Digi International Inc.
11001 Bren Road East
Minnetonka, Minnesota 55343
     In connection with the proposed registration under the Securities Act of 1933, as amended, of shares of Common Stock of Digi International Inc., a Delaware corporation (the “Company”), offered and to be offered pursuant to the Digi International Inc. 2000 Omnibus Stock Plan as Amended and Restated as of November 27, 2006 (the “Plan”), we have examined the Company’s Restated Certificate of Incorporation, its Amended and Restated By-Laws, and such other documents, including the Registration Statement on Form S-8, dated the date hereof, to be filed with the Securities and Exchange Commission relating to such shares (the “Registration Statement”), and have reviewed such matters of law as we have deemed necessary for this opinion.
Accordingly, based upon the foregoing, we are of the opinion that:
     1. The Company is duly and validly organized and existing and in good standing under the laws of the State of Delaware.
     2. The Company has duly authorized the issuance of the shares of Common Stock which may be issued pursuant to the Plan.
     3. The shares which may be issued pursuant to the Plan will be, upon issuance, validly issued and outstanding and fully paid and nonassessable.
     4. All necessary corporate action has been taken by the Company to adopt and amend the Plan, and the Plan is a validly existing plan of the Company.
     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
     James E. Nicholson, Secretary of the Company, is a partner of Faegre & Benson LLP. Mr. Nicholson holds options to purchase 78,000 shares of common stock of the Company, all of which are exercisable within 60 days of the date hereof. Such options are held by Mr. Nicholson under nominee agreements for the benefit of Faegre & Benson LLP. In addition, attorneys at Faegre & Benson LLP participating in matters relating to the Registration Statement beneficially own 10,085 shares of common stock of the Company.
     This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours, FAEGRE & BENSON LLP
By /s/ James E. Nicholson
James E. Nicholson, Partner